Exhibit 99.1


LHC Group Forms Partnership with St. Mary's Medical Center To Provide
                Home Health Services in West Virginia


    LAFAYETTE, La.--(BUSINESS WIRE)--Dec. 3, 2007--LHC Group, Inc. (NASDAQ: LHCG), a leading provider of post-acute healthcare services primarily in non-urban markets in the United States, announced today that it has entered into a partnership agreement, effective December 1, 2007, with St. Mary's Medical Center, Inc. located in Huntington, West Virginia. St. Mary's Medical Center, Inc. is the largest medical facility in the tri-state region, Cabell County's largest private employer (2,000+ employees) and, at 393 beds, is the second-largest single healthcare facility in West Virginia. LHC Group acquired a controlling interest in the assets of St. Mary's Medical Center Home Health Services.

    The service area of this acquisition spans five counties in West Virginia; four of which were not covered by LHC Group agencies. This brings LHC Group's total service area in West Virginia to 30 counties. The primary service area has an estimated total population of 240,000, with almost 15% over the age of 65. Total Medicare revenue for 12 months for this agency is approximately $1.9 million.

    Keith G. Myers, chief executive officer of LHC Group, said, "LHC Group is very excited about the opportunity to partner with St. Mary's Medical Center to provide quality home health services. We look forward to working with our new family in Huntington, West Virginia. Our commitment is to help people in these communities by providing the highest quality home-based services available to the patients and families in the area."

    About LHC Group, Inc.

    LHC Group is a leading provider of post-acute healthcare services primarily in non-urban markets in the United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.


    CONTACT: LHC Group, Inc.
             Eric Elliott, 337-233-1307
             Vice President of Investor Relations
             eric.elliott@lhcgroup.com